Exhibit 10.30

MERRILL LYNCH FINANCIAL ADVISOR
CAPITAL ACCUMULATION AWARD PLAN

As amended through January 1, 2002

TABLE OF CONTENTS

I. DEFINITIONS
1. Definitions.
II. ELIGIBILITY
2. Eligible Employees.
III. THE AWARDS; APPRECIATION
3. The Awards.
(a) Criteria for Awards.
(b) Calculation of Amounts Payable for Awards Made Prior to January 2003.
4. Shares Available Under the Plan.
IV. STATUS OF THE AWARD
5. No Trust or Fund Created.
6. Non-transferability.
7. Relationship to Other Benefits.
V. PAYMENT OF THE AWARD
8. In General.
9. Termination of Employment.
(a) Death.
(b) Retirement; Employment by Competitor.
(i) Awards for Performance Periods Prior to 1995.
(ii) Awards for Performance Periods After 1994.
(iii) Employment by Competitor.
(iv) Rule of 65.
(c) Other Termination of Your Employment.
(i) Awards for Performance Periods Prior to 1995.
(ii) Awards for Performance Periods After 1994.
(iii) Disability, Leave of Absence or Transfer
(d) Alternative Payments on Termination.
(e) Termination of Employment After a Change in Control.
(i) Payment Upon Change in Control.
(ii) Definition of “Change in Control”.
(iv) Amendments Subsequent to Change in Control.
(v) Cause.
(vi) “Good Reason”
10. Payment of Forfeited Amounts.
(a) Calculation of Payment.

MERRILL LYNCH FINANCIAL ADVISOR
CAPITAL ACCUMULATION AWARD PLAN

I. DEFINITION		1
1.	Definitions	1
II. ELIGIBILITY		4
2.	Eligible Employees	4
III. THE AWARDS; APPRECIATION		4
3.	The Awards	4
	(a) Criteria for Awards	4
	(b) Calculation of Amounts Payable for Awards Made Prior to January 2003	4
	(c) Calculation of Amounts Payable for Awards Made in January 2003 and Thereafter	5
4.	Shares Available Under the Plan	5
IV. STATUS OF THE AWARD		5
5.	No Trust or Fund Created	5
6.	Non-transferability	5
7.	Relationship to Other Benefits	5
V. PAYMENT OF THE AWARD		6
8.	In General	6
9.	Termination of Employment	6
	(a) Death	6
	(b) Retirement; Employment by Competitor	6
	(i) Awards for Performance Periods Prior to 1995	6
	(ii) Awards for Performance Periods After 1994	6
	(iii) Employment by Competitor	7
	(iv) Rule of 65	8
	(c) Other Termination of Your Employment	7
	(i) Awards for Performance Periods Prior to 1995	7
	(ii) Awards for Performance Periods After 1994	8
	(iii) Disability, Leave of Absence or Transfer	8
	(d) Alternative Payments of Termination	8
	(e) Termination of Employment After a Change in Control	8
	(i) Payment Upon Change in Control	8
	(ii) Definition of “Change in Control”	9
	(iii) Agreement Concerning a Change in Control	9
	(iv) Amendments Subsequent to Change in Control	10
	(v) Cause	10
	(vi) “Good Reason”	11
10.	Payment of Forfeited Amounts	12
	(a) Calculation of Payment	12

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	(b)Limitations on Payment of Forfeited Amounts	12
11.	Withholding	14
12.	Designation of Beneficiary	14
	(a) Designation of Beneficiary and Alternate Beneficiary	14
	(b) Change in Beneficiary	14
	(c) In the Event of Death of the Beneficiary During Payment	14
VI. ADMINISTRATION OF THE PLAN		14
13.	Powers of the Committee	14
VII. MISCELLANEOUS PROVISIONS		15
14.	Changes in Capitalization	15
15.	Tax Litigation	15
16.	Employment Rights	16
17.	Amendment of the Plan	16
18.	Governing Law	16

ii

MERRILL LYNCH FINANCIAL ADVISOR
CAPITAL ACCUMULATION AWARD PLAN

     The Merrill Lynch Financial Advisor Capital Accumulation Award Plan reflects MLPF&S’s commitment to reward top producing Private Client Employees. The purpose of the Award is to establish and retain a strong sales force and professional managers by recognizing the benefits of their contributions to MLPF&S.

     The terms and conditions of the Merrill Lynch Financial Advisor Capital Accumulation Award Plan are as follows:

I.  DEFINITIONS

1.   Definitions.

    “Account” means a book reserve established in the name of an eligible employee by MLPF&S, to which the Award or Awards granted to such eligible employee will be credited.

    “Account Balance” as of a particular date means the vested portion of the Awards, plus any accrued Appreciation, in the Account as of that date.

    “Affiliate” means any corporation, partnership, or other organization of which ML & Co. owns or controls, directly or indirectly, not less than 50 percent of the total combined voting power of all classes of stock or other equity interest.

    “Appreciation” means the amounts accrued on the Awards under Section 3.

    “Awards” means the amounts awarded pursuant to Section 3 of the Plan.

    “Award Date” means a date, established by the Committee with respect to each Award, as of which such Award will be credited to the Account.

    “Award Year” means the calendar year in which an Award Date falls.

    “Committee” means the Management Development and Compensation Committee of the Board of Directors of ML & Co.

    “Common Stock” means Merrill Lynch & Co., Inc. Common Stock, par value $1.33 1/3 per share.

    “Common Stock Amount” means the number derived by dividing the amount of an Award by the Fair Market Value of Common Stock as of the last day of the Performance Period, or such other date or period as may be established by the Committee, rounded to the nearest whole number. Such number represents the total number of shares of Common Stock you may receive on the Payment Date.

    “Company” means ML & Co. and all of its Affiliates.

    “Disability.”  You will be deemed to have incurred a “Disability” if you are entitled to receive benefits under the Merrill Lynch & Co., Inc. Long-Term Disability Plan.

    “Fair Market Value” of Common Stock on any given date(s) shall be: (a) the mean of the high and low sales prices on the New York Stock Exchange Composite Tape on the date(s) in question, or, if the Common Stock shall not have been traded on any such date(s), the mean of the high and low sales prices on the New York Stock Exchange Composite Tape on the first day prior thereto on which the Common Stock was traded; provided, however, if the Distribution Date (as defined in the Rights Agreement) shall have occurred and the Rights shall then be represented by separate certificates rather than by certificates representing the Common Stock, there shall be added to such value calculated in accordance with (a) above, the mean of the high and low sales prices of the Rights on the New York Stock Exchange Composite Tape on the date(s) in question, or if the Rights shall not have been traded on any such date(s), the mean of the high and low sales prices on the New York Stock Exchange Composite Tape on the first day prior thereto on which the Rights were so traded; or (b) such other amount as may be determined by the Committee by any fair and reasonable means.

    “Fiscal Year” means the annual period used by ML & Co. for financial accounting purposes.

    “Forfeited Amount” means, with respect to an Award Date, the amount of Awards credited to Accounts as of such Award Date that have been forfeited by participants pursuant to Section 9.

    “Junior Preferred Stock” means ML & Co.’s Series A Junior Preferred Stock, par value $1.00 per share.

    “Minimum Value” means the dollar amount obtained by applying a per annum rate of 1%, compounded annually, to the amount of an Award, from and including the last day of the Performance Period, or such other date as may be established by the Committee, to and including the Payment Date.

    “ML & Co.” means Merrill Lynch & Co., Inc.

    “MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a subsidiary of ML & Co.

    “Payment Calculation Date” means, with respect to an Award, the first day of the month in which an Award first becomes payable under Section 8 or 9.

    “Payment Date” means, with respect to any amount payable under the Plan, the date on which such amount first becomes payable.

    “Plan” means this Merrill Lynch Financial Advisor Capital Accumulation Award Plan.

    “Performance Period” means the period, generally a fiscal year of ML & Co., during which you generate the production/revenue or achieve the goals that are the basis of an Award.

    “Private Client Employee” means a Financial Advisor (including a resident manager or producing manager), life market estate planning and business insurance specialist (EPBIS), broad market EPBIS, insurance planning specialist or mortgage and credit specialist, or any other employee group that the Committee, in its sole discretion, determines are private client employees for purposes of eligibility for awards under the Plan, as evidenced in the applicable Committee resolutions or instrument of grant.

    “Proportional Amount” means the proportion that the amount of an Award credited to an Account with respect to an Award Date bears to the total amount of Awards credited to all Accounts with respect to such Award Date that have not been forfeited or paid pursuant to Section 9.

    “Retirement.”   You will be deemed to have reached “Retirement” if your employment with the Company terminates (i) on or after you have attained your 65th birthday, (ii) when you cease employment on or after your 55th birthday and you have completed at least 10 years of service, including approved leaves of absence of one year or less, or (iii) at any age with the express approval of the Committee, in its sole discretion, upon a recommendation by the management of MLPF&S, in its sole discretion. (Participants should be aware that such recommendations will be considered only in exceptional cases.)

    “Rights” means the Rights to Purchase Units of Series A Junior Preferred Stock issued pursuant to the Rights Agreement.

    “Rights Agreement” means the Rights Agreement dated as of December 16, 1987 between ML & Co. and Manufacturers Hanover Trust Company, Rights Agent.

    “Rule of 65.”  You will be deemed to be eligible for the Rule of 65 contained in Section 9(c)(iv) of FACAAP if, after December 31, 2001, your employment with the Company terminates other than for cause (i) on or after you have completed at least 20 years of service with the Company, including approved leaves of absence of one year or less, and (ii) your combined length of service with the Company and your age equals at least 65, and (iii) you are not eligible for “Retirement” under the Plan.

    “You” means the individual participant in this Plan.

II.   ELIGIBILITY

2.   Eligible Employees.

      You are eligible for an Award if (i) you were, during the Performance Period, a Private Client Employee (regardless of whether you continue to be a Private Client Employee at the time of grant), (ii) you meet the applicable Award criteria determined pursuant to Section 3 (a) and (iii) as of the date of grant, your employment with the Company has not terminated for any reason other than death or Retirement.

III.   THE AWARDS; APPRECIATION

3.   The Awards.

     (a)        Criteria for Awards.   The criteria for Awards will be established periodically by the Committee, upon the recommendation of the management of the Company. The criteria for Awards may vary from Performance Period to Performance Period and according to type of performance, and may be announced prior to, during, or following the applicable Performance Period. An Award will generally be stated as an amount equal to a percentage of achievement against established goals during a Performance Period. An Award may, however, be a fixed dollar amount and the amount of Awards may vary according to such factors as are established periodically by the Committee. Awards granted will be credited to the Account as of the Award Date.

     (b)        Calculation of Amounts Payable for Awards Made Prior to January 2003.  There shall be computed, with respect to each Award, both the cash amount and the Common Stock Amount of such Award. If, as of the Payment Calculation Date, the then Fair Market Value of the Common Stock Amount is equal to or greater than the Minimum Value of the Common Stock Amount, you will receive the Common Stock Amount in shares of Common Stock; however, if such Fair Market Value of the Common Stock Amount as of such date is less than such Minimum Value, you will receive such Minimum Value in cash. If shares of Common Stock are unavailable for payment under the Plan or if the Committee shall otherwise, in its sole discretion, so direct, the

Fair Market Value of such shares as of the Payment Calculation Date will instead be paid in cash. Fractional shares shall be paid in cash. Until receipt by you of any share of Common Stock hereunder, you will have no right, title, or interest in such share, including, without limitation, the right to receive dividends and to vote any shares.

        (c)        Calculation of Amounts Payable for Awards Made in January 2003 and Thereafter.  Each award shall be converted into a Common Stock Amount of such Award. When the award is payable under the terms of the Plan, you will receive the Common Stock Amount in shares of Common Stock. Fractional shares shall be paid in cash. Until receipt by you of any share of Common Stock hereunder, you will have no right, title, or interest in such share, including, without limitation, the right to receive dividends and to vote any shares.

4.    Shares Available Under the Plan.

        The total number of shares of Common Stock that may be issued under the Plan shall be 104,000,000 subject to adjustment as provided in Section 14. Shares of Common Stock issued under the Plan shall be treasury shares.

IV.   STATUS OF THE AWARD

5.    No Trust or Fund Created.

        Neither the Plan nor any grant made hereunder shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to a grant under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.    Non-transferability.

        Your rights under the Plan, including the right to any amounts or shares payable, may not be assigned, pledged, or otherwise transferred except, in the event of your death, to your designated beneficiary or, in the absence of such a designation, by will or the laws of descent and distribution.

7.   Relationship to Other Benefits.

        No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, group insurance, or other employee benefit plan of the Company. The Plan shall not preclude the stockholders of ML & Co., the Board of Directors or any committee thereof, or the Company from authorizing or approving other employee benefit plans or forms of incentive compensation, nor shall it limit or prevent the continued operation of other incentive compensation plans or other employee benefit plans of the Company or the participation in any such plans by participants in the Plan.

V.   PAYMENT OF THE AWARD

8.   In General.

        (a)     Subject to the provisions of Section 9, the Common Stock Amount or Minimum Value (other than for awards granted in or after January 2003) with respect to an Award as appropriate, will be paid to you in a lump sum (in shares of Common Stock or in cash, as determined under Section 3, in the case of the Common Stock Amount; or in cash, in the case of the Minimum Value) as soon as practicable following January 1 of the tenth year following the Award Year, provided that, for Awards made in and after January 2003 for Performance Years 2002 and thereafter, you will receive only the Common Stock Amount and such Common Stock Amount will be paid to you as soon as practicable following January 1 of the eighth year following the Award Year; and provided further that for Awards made in January 2001 and January 2002 to Financial Advisors employed by International Private Client, such awards will be paid to you, in the case of Awards for the 2000 Performance Period, as soon as practicable following January 1 of the fifth year following the Award Year, and, in the case of Awards made for the 2001 Performance Period, as soon as practicable following January 1 of the seventh year following the Award Year.

        (b)     If you (i) (A) are 65 years of age or older and (B) have completed 10 years or more of service; (ii) (A) are 60 years of age or older and (B) have completed 15 years or more of service, or (iii) (A) are 55 years of age or older and (B) have completed 20 years or more of service, you will be given a one-time option to cause the acceleration of the vesting of 50% of the total number of shares represented by the Common Stock Amount of all Awards granted to you under the Plan (in the order and in accordance with procedures determined by the Administrator) provided that you (1) sign a contract with the Corporation agreeing not to compete in any way with the business of the Corporation following your termination of employment and (2) agree to a formal account transition plan with Advisory Division, and provided further that in the event your employment terminates as a result of Retirement all non-accelerated Awards granted to you under the Plan that have not been paid and become payable as a result of such Retirement, shall (notwithstanding the Performance Period to which they relate) be payable in two equal installments the first of which shall be in January after the date of your Retirement and the second of which shall be one year after the first payment. In the event that you satisfy the requirements of the preceding sentence the “Payment Calculation Date” for such vested awards shall be the first day of the month following the date that such conditions were met and the payment shall be made as soon as practicable following the Payment Calculation Date. This provision shall not apply to awards made to Financial Advisors employed by International Private Client in January 2001 and January 2002.

        (c)     Notwithstanding the foregoing or any other provision of this Plan (except Section 9(e), which shall control in the event of a conflict), the Committee directs that in the event of any allegation of any misconduct on your part, including any violation of any law, regulation, or Company policy, that payment of the Account Balance will be delayed until the Committee or the management of the Company, upon consultation with the General Counsel, either (i) has determined that payment is appropriate under the circumstances, or (ii) has made a determination that the Account Balance shall be forfeited by you.

9.   Termination of Employment.

        (a)         Death.  If you die prior to payment pursuant to Section 8, then your Award(s) will be deemed to be 100% vested and the Account Balance will be paid to your beneficiary as soon as practicable. In such event, the “Payment Calculation Date” will be deemed to be the first day of the month in which the death occurred.

        (b)         Retirement; Employment by Competitor.  Termination of your employment as a result of Retirement or a change in your status in anticipation of Retirement shall have the following effect:

                  (i)     Awards for Performance Periods Prior to 1995.    With respect to Awards granted prior to and for the 1994 Performance Period (i.e., the Performance Period ended December 30, 1994), your Award(s) will vest and be paid to you as soon as practicable after your Retirement, in which case the “Payment Calculation Date” will be deemed to be the first day of the month in which the Retirement occurred. In addition, if you have entered into a formal account transition plan with Advisory Division that does not exceed one year and transferred to an IA code for not more than one year from Retirement, your Awards will be vested and paid to you as soon as practicable after such transfer, in which case the “Payment Calculation Date” will be deemed to be the first day of the month in which such transfer occurred.

                   (ii)     Awards for Performance Periods After 1994.     With respect to Awards granted for Performance Periods after the 1994 Performance Period, your Account Balance will vest and become payable in two installments, the first payable as of the end of the year in which Retirement occurs (or, in the case of any Award granted after Retirement, as of the Award Date) and the second vested and payable as of the end of the year following the year in which Retirement occurs (subject to paragraph 9(b)(iii) below). Each such installment payment will be calculated based on 50% of the Award. The Payment Calculation Date for each installment will be deemed to be the first business day of January of the year following the year in which the installment becomes payable (except that the Payment Calculation Date for the first installment in respect of any Award granted after Retirement shall be deemed to be the Award Date), and the payment shall be made as soon thereafter as practicable. Notwithstanding the foregoing, if the value of any Award as of the first day of the month in which the Retirement occurs is less than $500, such Award will be paid in a lump sum as soon as practicable after Retirement and the Payment Calculation Date will be deemed to be the first day of the month in which the Retirement occurs.

                  (iii)     Employment by Competitor.  Notwithstanding the foregoing, if, within two years of the date of your Retirement, or at any time after such two-year period if amounts are still payable to you as provided in subsection (ii) above, you commence employment or become affiliated in any way with a company determined by the Committee (or its designee) to be a retail brokerage competitor of the Company or an Affiliate, any amount paid to you under this section shall be forfeited by you and returned to the Company and all amounts that have not yet vested under this section shall cease to vest and no longer be payable.

                  (iv)      Rule of 65.  If your employment terminates after December 31, 2001, and you qualify for the Rule of 65, your awards will continue to be outstanding and to vest in accordance with their original terms, provided that your awards will cease to be eligible for continued vesting and you will lose your award if you commence employment or become affiliated in any way with a company determined by the Committee (or its designee) to be a retail brokerage competitor of the Company or an Affiliate.

        (c)       Other Termination of Your Employment.  Termination of your employment for any reason other than death or Retirement shall have the following effect:

                   (i)     Awards for Performance Periods Prior to 1995.  With respect to Awards granted prior to and for the 1994 Performance Period (i.e., the Performance Period ended December 30, 1994), you will receive only partial payment of an Award based upon the percentage of such Award that has vested as of December 31st of the year prior to the year in which the termination occurs and the remainder of the Award shall be deemed forfeited. Vesting of your Award(s) shall occur as of the end of the day on December 31st of each year in accordance with the following schedule:

Percentage of Total Award Vested at Year-End
Year

Award Year	0%
Second Year	0%
Third Year	0%
Fourth Year	0%

Fifth Year	50%
Sixth Year	60%
Seventh Year	70%
Eighth Year	80%
Ninth Year	90%
Tenth Year	100%

The vested amount will be paid to you in a lump sum as soon as practicable following such termination. In addition, (A) the “Payment Calculation Date” will be deemed to be the first day of the month in which such termination occurred and (B) anything else in this Plan to the contrary notwithstanding, you will receive no more than the Minimum Value with respect to an Award.

                (ii)  Awards for Performance Periods After 1994.  With respect to Awards granted for Performance Periods after the 1994 Performance Period excluding Awards made to Financial Advisors employed by International Private Client with respect to Performance Periods in 2000 and 2001 (which shall become vested in accordance with the terms of such Awards), your Award will become 100% vested at the end of the day on December 31st of the tenth year following the Award Year, and the vested amount will be payable in accordance with Section 8 hereof. If your employment terminates for any reason other than death or Retirement on or prior to such date, you shall immediately forfeit your entire Award, unless the Committee, in its sole discretion, finds that the circumstances in the particular case so warrant and allows you to retain any portion or all of your Award, in which case it may, in its sole discretion, specify that you shall receive payment of no more than the Minimum Value with respect to the portion of the Award it allows you to retain.

                (iii)  Disability, Leave of Absence or Transfer.  Your employment will not be considered as terminated if you are on an approved leave of absence, have incurred a Disability, or if you transfer or are transferred but remain in the employ of the Company.

           (d)         Alternative Payments on Termination.  If your employment terminates and amounts become payable pursuant to Sections 9(a), 9(b), or 9(c), the Committee may, in its sole discretion, direct that the Account Balance be paid at some other time or that it be paid in installments (on which delayed payment(s) the Committee may determine that Appreciation will not accrue and/or that some other appreciation rate will be applied), which determination (including the manner of payment and application of an appreciation rate) may be changed by the Committee at any time.

           (e)         Termination of Employment After a Change in Control.

                (i)   Payment Upon Change in Control.  Any other provision of this Plan to the contrary notwithstanding, in the event that a Change in Control of

ML & Co. occurs and thereafter your employment is terminated by the Company without cause or by you for Good Reason, your Award(s) will be deemed to be 100% vested and your entire Account Balance will be paid to you (or to your beneficiary in the event of death) in cash in a lump sum, as promptly as possible after such termination of employment. Your Common Stock Amount shall have a cash value equal to the highest of such Common Stock Amount’s (A) Minimum Value on the date of your termination, (B) Fair Market Value on the date of your termination, or (C) highest Fair Market Value for any day during the 90-day period ending on the date of the Change in Control, and, if such termination occurs before the Payment Date, the “Payment Calculation Date” shall be deemed to be the date on which such termination occurs. Payment shall be calculated according to Section 3 (as modified by this subsection (e)), regardless of whether a termination under this subsection (e) occurs on or before December 31 of the ninth year following an Award Year.

                    (ii)   Definition of “Change in Control”.  A “Change in Control” means a change in control of ML & Co. of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not ML & Co. is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall be deemed to have occurred if:

          (A)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of ML & Co. representing 30% or more of the combined voting power of ML & Co.’s then outstanding securities entitled to vote in the election of directors of ML & Co.; or

          (B)    during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of ML & Co. and any new directors, whose election by the Board of Directors or nomination for election by the stockholders of ML & Co. was approved by a vote of at least 3/4 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

          (C)    all or substantially all of the assets of ML & Co. are liquidated or distributed.

                    (iii)  Agreement Concerning a Change in Control. If ML & Co. executes an agreement, the consummation of which would result in the occurrence of the Change in Control as described in subparagraph (ii), then, with respect to a termination of employment, unless such termination is by the

Company for Cause, or by you other than for Good Reason, occurring after the execution of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to such expiration or termination of such agreement), a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement.

          (iv)   Amendments Subsequent to Change in Control.  In the event of a Change in Control, no changes in the Plan and no adjustments, determinations or other exercises of discretion by the Committee or the Board of Directors, that were made subsequent to the Change in Control and that would have the effect of diminishing your rights or payments under the Plan or this Section 9(e), or of causing you to recognize income (for federal income tax purposes) with respect to your Account Balance prior to the actual distribution in cash to you of such Account Balance, shall be effective.

          (v)  Cause.  Termination of your employment by the Company for “Cause” shall mean termination upon:

     (A)    your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that you have not substantially performed your duties; or

     (B)   the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

No act or failure to act by you shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that this action or omission was in the best interest of the Company.

     Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, you were guilty of conduct set forth above in clause (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

          (vi)   “Good Reason”  shall mean your termination of your employment with the Company if, without your written consent, any of the following circumstances shall occur:

     (A)    a meaningful and detrimental alteration in your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control;

     (B)    a reduction by the Company of your base salary as in effect just prior to the Change in Control;

     (C)    the relocation of the office of the Company where you were employed at the time of the Change in Control (the “CIC Location”) to a location more than fifty miles away from the CIC Location, or the Company’s requiring you to be based more than fifty miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations just prior to the Change in Control);

     (D)    the failure of the Company to continue in effect any benefit or compensation plan, including, but not limited to, this Plan, the Company’s retirement program, or the Company’s Long-Term Incentive Compensation Plan, Employee Stock Purchase Plan, 1978 Incentive Equity Purchase Plan, cash incentive compensation or other plans adopted prior to the Change in Control, in which you are participating at the time of the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, in terms of both the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control; or

     (E)    the failure of the Company to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which you were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control.

10.    Payment of Forfeited Amounts.

     (a)         Calculation of Payment.  With respect to any Award Date prior to December 27, 1991, a Proportional Amount of the Forfeited Amount with respect to such Award Date, plus Appreciation on such Proportional Amount, will be distributed to each participant (or, in the event of death, to his or her beneficiary)

who has become 100% vested, at the same time that the Award credited to an Account as of such Award Date is paid to such participant (or beneficiary). For purposes of calculating the Proportional Amounts and Appreciation thereon (i) the Payment Calculation Date for a Proportional Amount will be deemed to be the Payment Calculation Date with respect to the Award to which the Proportional Amount relates, and (ii) the Proportional Amount payable to a participant will be determined as of the date such participant becomes 100% vested, without adjustment for amounts of Awards forfeited after such date.

     (b)        Limitations on Payment of Forfeited Amounts.   With respect to Award Dates after December 27, 1991, you shall no longer become entitled to receive a Proportional Amount of any Forfeited Amounts forfeited on or after such date, and no adjustments shall be made to your Account for any Forfeited Amounts.

11.   Withholding.

     The Company shall have the right, before any payment is made or a certificate for any shares is delivered or any shares are credited to any brokerage account, to deduct or withhold from any payment under the Plan any Federal, state, or local taxes, including transfer taxes, required by law to be withheld or to require you or your beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld.

12.   Arbitration.

     Any claim or dispute concerning your individual rights or entitlements under or otherwise relating to this Plan shall be settled by arbitration before either the American Arbitration Association (“AAA” or JAMS (formerly the “Judicial Arbitration and Mediation Services”)) depending upon which of these forums you choose, in accordance with the Commercial Dispute Resolutions Procedures of the AAA or the Comprehensive Arbitration Rules and Procedures of JAMS, provided, however, that: (1) the arbitrator shall be required to adhere to established principles of substantive law and the governing burdens of proof; (2) the arbitrator shall be prohibited for disregarding, adding to or modifying the terms of the Plan; (3) the arbitrator shall be an attorney licensed to practice law who is experienced in similar matters; and (4) more than one employee or former employee may consolidate their claims and join in the same arbitration proceeding only with the consent of all the parties to the proceeding. No claim or dispute concerning rights or entitlements under or otherwise relating to the Plan may be brought or litigated in a class action. The award rendered in this arbitration shall be final and binding, and judgment upon the award may be entered in any court of competent jurisdiction.

13.   Designation of Beneficiary.

  (a)          Designation of Beneficiary and Alternate Beneficiary.  You may designate, in writing delivered to ML & Co. before your death, a beneficiary to receive payments in the event of your death. You may also designate an alternate beneficiary to receive payments if the primary beneficiary does not survive you. You may designate more than one person as your beneficiary or alternate beneficiary, in which case such persons would receive payments as joint tenants with a right of survivorship as to the amounts not yet paid from your Account. If you die without a surviving beneficiary, then your estate will be considered your beneficiary.

  (b)          Change in Beneficiary.  You may change your beneficiary or alternate beneficiary (without the consent of any prior beneficiary) in writing delivered to ML & Co. before your death. Unless you state otherwise in writing, any change in beneficiary or alternate beneficiary will automatically revoke prior designations only of your beneficiary or only of your alternate beneficiary, as the case may be, under this Plan only; designations under other Plans will remain unaffected.

  (c)          In the Event of Death of the Beneficiary During Payment.  If a beneficiary who is receiving payments hereunder dies before all of the payments have been made and if there is no surviving joint tenant, the Account Balance will be paid as soon as practicable in one lump sum to such beneficiary’s estate and not to any alternate beneficiary you may have designated.

VI.    ADMINISTRATION OF THE PLAN

14.   Powers of the Committee.

     The Committee has full power and authority to interpret, construe, and administer the Plan and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan. The Committee’s interpretations and construction hereof, and actions hereunder, including any determinations regarding the amount or recipient of any payments and whether any amount of Common Stock payable hereunder will instead be paid in the equivalent amount of cash, will be binding and conclusive on all persons for all purposes. The Committee will not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to its willful misconduct or lack of good faith.

VII.   MISCELLANEOUS PROVISIONS

15.   Changes in Capitalization.

     Any other provision of the Plan to the contrary notwithstanding (except for Section 9(e), which shall control in the event of a conflict), if any change shall occur in or affect Common Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization or distribution to holders of Common Stock (other than cash dividends) or, if in the opinion of the Board of Directors of ML & Co. (the “Board of Directors”), after consultation with ML & Co.’s independent public accountants, changes in ML & Co.’s accounting policies, acquisitions, divestitures, distributions or other unusual or extraordinary items have disproportionately and materially affected the value of Common Stock, the Board of Directors may make such adjustments, if any, that it may deem necessary or equitable, in its sole discretion, in order to preserve the benefit of this Plan for ML & Co. and its employees and stockholders, in the number of shares subject to or reserved for issuance under this Plan and in the method of calculating Appreciation. In the event of a change in the presently authorized Common Stock that is limited to a change in the designation thereof or a change of authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of this Plan and in the method of calculating Appreciation. In the event of any other change affecting the Common Stock, such adjustment may be made as may be deemed equitable by the Board of Directors to give proper effect to such event, in its sole discretion, in order to preserve the benefit of this Plan for ML & Co. and its employees and stockholders.

16.   Tax Litigation.

     The Company shall have the right to contest, at its expense, any tax ruling or decision, administrative or judicial, on any issue that is related to the Plan and that the Company believes to be important to participants in the Plan and to conduct any such contest or any litigation arising therefrom to a final decision.

17.   Employment Rights.

     Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company the right to become a participant, and a grant under the Plan shall not be construed as giving any participant any right to be retained in the employ of the Company.

18.   Amendment of the Plan.

     The Board of Directors or the Committee (but no other committee of the Board of Directors) may modify, amend or terminate the Plan at any time. No such modification, amendment or termination will, without your consent, adversely affect your rights in relation to an Award after it has been granted to you.

19.   Governing Law.

     This Plan will be construed in accordance with and governed by the laws of the State of New York as to all matters, including, but not limited to, matters of validity, construction and performance.